EXHIBIT 10.19

PokerPro™ Software Licensing Agreement

THIS PokerPro™ SOFTWARE LICENSING AGREEMENT (“Agreement”) is entered into on the 1st day of September, 2005 between PokerTek, Inc., (“Licensor”), a North Carolina corporation with its principal offices at 1020 Crews Road, Suite J, Matthews, North Carolina 28106 and Seminole Tribe of Florida, a federally recognized Indian tribe under 25 U.S.C. §476 (“Licensee”), with it’s government offices at 6300 Stirling Road, Hollywood, Florida 33024.

RECITALS:

WHEREAS, the Licensor is the owner of a technology solution that automates class II Poker table play and various class II Poker Room administrative functions known as PokerPro™ (“Client Software”) which contains valuable trade secrets, patents, and intellectual property; and

WHEREAS, the Licensor desires to grant and Licensee desires to accept a non-exclusive, revocable license authorizing Licensee to utilize the Client Software on five, class II PokerPro™ tables; and

WHEREAS, at all times during the term of this Agreement, the parties, as may be necessary for each of them, shall maintain all applicable licenses and permits required for the lawful operation of the Casino, the Client Devices, and shall abide by all applicable laws, regulations, rules, and requirements of governmental authorities applicable thereto, including, without limitation, to the Indian Gaming Regulatory Act, 25 U.S.C. § 2701 et seq. (“IGRA”), and the Seminole Tribal Gaming Ordinance. Licensor and Licensee acknowledge that the subject matter of this Agreement does not violate existing applicable laws. If at any time it is determined that the subject matter of this Agreement violates a then existing applicable law or regulation, then in that event, the Agreement may be immediately terminated by PokerTek™ or the Licensee. Performance of this Agreement is contingent upon obtaining any and all necessary initial and continuing approvals required by any regulatory agency with jurisdiction over the subject matter of this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. DEFINITIONS

Unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement have the meaning set forth below:

1.1. Agreement. This Agreement, and all exhibits referenced in it, all of which are incorporated into this Agreement.

1.2. Client Device. Any class II poker table, player console, center monitor, server, workstation, portable, hand-held or other device that operates the Software. All Client Devices shall be owned by Licensor.

1.3. Client Software. The computer software program described in the first recital of this Agreement, and all Enhancements and Updates to it.

1.4. Databases. The databases used by the Software to store, manipulate, or display data including the structure and format of all tables, indexes, and relationships in the databases and all stored procedures, triggers, and other programmatic elements of the databases but not any test data contained in those databases.

1.5. Documentation. Operator manuals, guides, technical specifications and other printed, recorded, and electronic materials provided to Licensee to assist Licensee to make the uses of the Software permitted under this Agreement, including materials used for maintenance, support and other services. All Updates and Enhancements to the Documentation provided to Licensee become part of the Documentation as defined in this subsection.

1.6. Enhancements. Any addition to, change to, improvement to, or deletion from the Software after the execution of this Agreement, as a result of which the Software provides a function or feature not originally offered or functions or performs in an improved manner, if any, provided by Licensor to Licensee under a separate maintenance and support agreement. Enhancements do not include (a) computer software programs that Licensor prices separately or (b) Updates.

1.7. Event of Default. As set forth in Section 14.2 of this Agreement.

1.8. Licensed Materials. The Software and Documentation.

1.9. Software. The software programs and licensed by Licensor to Licensee under this Agreement. Software includes (a) Client Software, (b) Databases and (c) all data-conversion tools, if any, provided to Licensee under a maintenance and support agreement with Licensor.

1.10. Source Code. All software program code listings (including comments) comprising the Software and all algorithms, flow charts, logic diagrams, structure definitions, descriptions or diagrams, data format or layout descriptions, psuedocode, query definitions, plans, notes, and any other written, recorded, or electronic material, relating to the Software, depicted in a form that may be read or perceived by humans directly or with the aid of a device.

1.11. Updates. Any addition to, change to, improvement to, or deletion from the Software after the execution of this Agreement to correct defects in the Software delivered under this Agreement, if any, provided by Licensor to Licensee under a separate maintenance and support agreement. Updates do not include Enhancements.

1.12. User. A Client Device that has access to the Software.

2. LICENSE

2.1. Grant of License. The Agreement governs the license granted by Licensor to Licensee for the Licensed Materials. Licensor grants to Licensee a non-exclusive, non-transferable license to use the Licensed Materials at the Licensee’s Seminole Hard Rock Hotel & Casino-Hollywood (“Casino”) in the manner described in this Agreement.

2.2. Permitted Use. Licensee may use the Licensed Materials only as expressly permitted in this Agreement. Licensee must use the Licensed Materials only in the manner and for the purposes for which the Licensed Materials were designed and subject to all of the restrictions set forth in this Section 2.

2.3. Source Code and Limitation of License. This License does not entitle Licensee to receive, use, or examine any Source Code or create Documentation relating to the Software.

2.4. Access by Third Parties. At no time shall any parent, subsidiary, or affiliate of Licensee or any of their employees have access to the Licensed Materials or be deemed third-party beneficiaries under this Agreement.

2.5. All Non-Permitted Uses Prohibited. All uses not permitted under subsection 2.2 are prohibited. By way of example and without limitation, in making the uses permitted under subsection 2.2, Licensee may not disassemble, decompile, reverse engineer, or modify the Software; examine the Software with debugging, memory inspection, or disk inspection tools; rent the Software; permit any third-party to possess a copy of the Licensed Materials or to use the Licensed Materials for commercial purposes; transmit an electronic copy of the Software by any means; use the Software in the operation of a service bureau or time-sharing arrangement or to provide outsourcing services; or remove or alter any notice of copyright, trademark, trade secret, or other proprietary rights in the Licensed Materials or any copies of the Licensed Materials.

2.6. Sublicensed Software. Licensee’s use of computer software programs (and all Enhancements and Updates to them) that are among the Software, that are not owned by Licensor, and that are sublicensed by Licensor to Licensee under this Agreement shall be subject to this Agreement and the Addenda to this Agreement applicable to the sublicensed Software.

3. TERM.

3.1. The term of this Agreement shall commence on July 1, 2005, and shall continue on a month to month basis. First month payment is due upon signed agreement with remaining months due no later than 5 days after the beginning of each month. See Schedule A for pricing. Unless changed by direction of Licensor in writing, payment shall be mailed or wired on a monthly bases directly to Licensor at:

Wiring Information:

Wachovia Bank NA

1525 West WT Harris Blvd.

Charlotte, NC 28288

Routing#: 053000219

Acct#: 2000017285670

Acct Name: PokerTek, Inc.

Mailing Address:

PokerTek, Inc.

1020 Crews Rd, Suite J

Matthews, NC 28106

The Licensor at any time during the contract term may request removal of all Client Devices with no financial or other obligations due to either party. Any additional Client Devices and Licenses shall be in a Schedule A Addendum signed by both Licensor and Licensee.

4. ASSIGMNENT OF TAXES RESPONSIBILITY.

Licensee shall pay all applicable taxes (other than taxes based on Licensor’s income), duties, import and export fees, and any other charges or assessments established by any federal, state, local or tribal government agency with jurisdiction over the Licensee which are applicable to its performance under this Agreement.

5. DELIVERY AND INSTALLATION.

Licensee shall be responsible for providing the required environment for the Software. Licensor shall be responsible for all preparation of Client Devices on which the Software will be installed. Licensor shall be responsible for installation, configuration, all data manipulation, mapping, formatting, and conversion, and all other steps necessary to cause the Software to operate, unless Licensor and Licensee agree otherwise.

6. MAINTENANCE AND SUPPORT.

Maintenance and support, if any, shall be provided to Licensee only under a separate maintenance and support agreement.

7. MARKETING.

Licensee agrees to commit a reasonable amount of financial and human resources toward the launching, marketing, and promotion of the Client Software to the Casino’s customers in order to accelerate and enhance player acceptance. Licensee financial resources dedicated to the marketing of the Client Software will include, but will not be limited to, player promotions and other programs developed by Licensee. The purpose of these marketing programs is to provide additional financial motivation for customers to play on the Client Devices for the first time. Licensor agrees to work with Licensee’s management and marketing team to assist in the planning and execution of a launch strategy for the Client Devices within Licensee’s Casino. Upon Licensee successful evaluation of the Client Software, as evidenced by Licensee’s decision to negotiate a Commercial License, Licensee agrees to act as a reference for other customers who have expressed an interest in the Client Software.

8. OWNERSHIP OF SOFTWARE AND INTELLECTUAL PROPERTY.

Licensee agrees that title to (a) the Software and Updates, Enhancements, Source Code, and Documentation, all derivative works furnished by Licensor to Licensee or created for Licensee (except third party software incorporated therein), and all related technology furnished to or developed for Licensee hereunder, and (b) all copyright, patent, trade secret and other intellectual and proprietary rights therein, are and remain the valuable property of Licensor or its vendors. Licensee shall possess no ownership or proprietary rights in the Licensed Material. Licensee agrees to retain the proprietary notices of Licensor and its vendors on all originals and copies of the Licensed Materials, if any is provided to Licensee. Licensee shall not use any of the names of Licensor or the names of any Software licensed under this Agreement in any advertising, promotional, or public statement without the prior, written consent of Licensor.

9. REPRESENTATIONS AND COVENANTS.

9.1. Compliance with Terms. Licensee shall monitor the Licensed Materials at its Casino and ensure that the Licensed Materials are used only in compliance with this Agreement. Licensee shall be responsible and liable for any and all non-compliance with this Agreement at its Casino by Licensee or by any person or entity who obtains access to the Licensed Materials through Licensee.

9.2. Notification of Defects. Licensee shall notify Licensor of any defect Licensee believes exists in the Licensed Materials, and Licensee shall provide to Licensor all information known or reasonably available to Licensee regarding the alleged defect.

9.3. Third Party Material. With respect to all computer programs and data and hardware not provided by Licensor and to be used or reproduced during Licensee’s use of the Software, Licensee represents that it has all necessary rights to use or reproduce the computer programs and that no use of the Software in connection therewith shall be made that causes an infringement of the right of any third-party.

9.4. Authority. Licensor and Licensee each represent that they have the authority to enter into this Agreement and have all rights necessary to perform their obligations under this Agreement. Licensor and Licensee further represents that upon its execution of this Agreement it will have taken all official action necessary to make this Agreement a valid, binding obligation of it in accordance with its terms.

10. INDEMNITY.

10.1. Indemnity by Licensor. Licensor shall be solely responsible for, and shall indemnify, defend, and hold harmless Licensee from any claim (including any suit) brought against Licensee by a third-party alleging that any of the Licensed Materials infringes a United States patent, copyright, or mask work right, and shall pay all costs and damages finally awarded, provided that Licensee gives Licensor prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim. In the defense or settlement of the claim, Licensor may obtain for Licensee the right to continue using the Licensed Materials, may replace or modify the Licensed Materials so they become non-infringing, or, if such remedies are not reasonably available, may terminate this Agreement. Licensor shall not have any liability if the alleged infringement is based upon the use, license or sale of (a) the Licensed Materials in combination with other products (including software) not furnished by Licensor, or (b) an outdated version of the Licensed Materials, if use of a more recent version would have avoided the infringement. LICENSOR DISCLAIMS ANY LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL OR

SPECIAL DAMAGES. LICENSOR’S SOLE OBLIGATION FOR INDEMNIFICATION OR CLAIMS OF INFRINGEMENT IS DESCRIBED IN THIS SUBSECTION.

10.2. Indemnity by Licensee. Except for claims arising under subsection 10.1 or resulting from Licensor’s own gross negligence or willful or criminal misconduct, Licensee shall upon request indemnify and hold Licensor, its agents, directors, officers and employees, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of Licensee, its officers, directors, or employees, in connection with Licensee’s performance of this Agreement; provided that Licensor gives Licensee prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim.

11. WARRANTIES AND LIMITATION OF LIABILITY.

11.1. Limited Warranty; No Other Warranty. LICENSOR MAKES NO WARRANTIES OF ANY KIND REGARDING THE LICENSED MATERIALS OR ITS PERFORMANCE UNDER THIS AGREEMENT, ALL OF WHICH IS PROVIDED “AS IS.” THERE ARE NO WARRANTIES OF ANY KIND, INCLUDING IMPLIED WARRANTIES MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR OTHER WARRANTIES, EXPRESS OR IMPLIED (BY OPERATION OF LAW OR OTHERWISE), BY LICENSOR WITH RESPECT TO THE LICENSED MATERIALS OR ANY OTHER GOOD OR SERVICE PROVIDED UNDER THIS AGREEMENT. NO EMPLOYEE, AGENT OR REPRESENTATIVE OF LICENSOR HAS THE AUTHORITY TO BIND LICENSOR TO ANY ORAL REPRESENTATION OR WARRANTY CONCERNING THE LICENSED MATERIALS OR ANY OTHER GOOD OR SERVICE PROVIDED BY LICENSOR. ANY ORAL OR WRITTEN REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED HEREIN SHALL NOT BE ENFORCEABLE BY LICENSEE.

11.2. Limitation of Liability. NEITHER LICENSOR NOR LICENSEE SHALL HAVE LIABILITY TO THE OTHER FOR ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT OR THE LICENSED MATERIALS, WHETHER IN CONTRACT, TORT, OR OTHERWISE. NEITHER LICENSOR NOR LICENSEE SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF EACH PARTY HAS BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

11.3. Allocation of Risk. Section 11 of this Agreement allocates the risks under this Agreement between Licensor and Licensee and Licensee acknowledges that Licensor and Licensee have entered into this Agreement in reliance upon such allocation of risk and would not enter into this Agreement in the absence of such allocation of risk.

12. CONFIDENTIAL INFORMATION.

12.1. Confidential Information. Confidential Information includes any information, not generally known in the relevant trade or industry, obtained from Licensee or Licensor or their vendors or licensors or which falls within any of the following general categories:

12.1.1. The Licensed Materials;

12.1.2. information relating to trade secrets of Licensee or Licensor or their vendors or licensors;

12.1.3. information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of Licensee or Licensor or their vendors or licensors;

12.1.4. information relating to the business of Licensee or Licensor or that of their vendors or licensors, including but not limited to, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of Licensee or Licensor or their vendors or licensors; or

12.1.5. information marked “Confidential” or “Proprietary.”

12.2. Maintaining Confidentiality. A party receiving Confidential Information (“Recipient”) from the other party (“Discloser”) agrees to keep such Confidential Information in the strictest confidence, in the manner set forth below:

12.2.1 Except as expressly permitted by this Agreement, the Recipient shall not copy, modify, enhance, compile or assemble (or reverse compile or disassemble), or reverse engineer Confidential Information or any thing containing or embodying Confidential Information and shall not, directly or indirectly, disclose, divulge, reveal, report or transfer such Confidential Information of the other to any third party or to any individual employed by Licensor or Licensee, other than an employee of Licensor or Licensee having a need to know such Confidential Information and who has executed a confidentiality agreement in substantially the form hereof.

12.2.2 Except as expressly permitted by this Agreement, Recipient shall not use any Confidential Information of the Discloser or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than the purpose for which such Confidential Information is being disclosed.

12.2.3 Recipient shall not remove any proprietary legends or notices, including copyright notices, appearing on or in the Confidential Information of the Discloser.

12.2.4 Recipient shall take appropriate action with respect to each and every person permitted access to any Confidential Information of the Discloser to ensure that each such person complies with the confidentiality provisions hereof. Recipient shall use its best efforts to enforce the proprietary rights of the Discloser and the Discloser’s vendors, licensors, and suppliers (including but not limited to seeking injunctive relief where reasonably necessary) against any person who has possession of or discloses Confidential Information in a manner not permitted by this Agreement.

12.2.5 Any materials which are or which relate to or derive from any Confidential Information shall be kept confidential and all such materials shall be returned to the Discloser or destroyed upon satisfaction of the purpose for the disclosure of such information.

12.2.6 The parties may disclose Confidential Information to their attorneys in the course of representation on a matter reasonably requiring the attorneys to receive the Confidential Information and also may disclose Confidential Information to their certified public accountants to the extent necessary to enable those accountants to prepare financial statements or reports required by applicable law.

12.2.7 In the event that any demand is made in litigation, or other proceeding for disclosure of Confidential Information, Recipient shall assert this Agreement as a ground for refusing the demand, shall not disclose the Confidential Information, and, if necessary, shall seek a protective order or other appropriate relief to prevent or restrict and protect any disclosure of Confidential Information.

12.3 Limitation on Confidentiality Obligation. Discloser agrees that Recipient shall have no obligation with respect to any information which the Recipient can establish:

12.3.1 was already known to Recipient;

12.3.2 was or becomes publicly known through no wrongful act of Recipient or a third-party;

12.3.3 was rightfully obtained by Recipient from a third-party without similar restriction and without breach hereof;

12.3.4 was used or disclosed by Recipient with the prior written authorization of the other party;

12.3.5 was disclosed pursuant to the requirement or request of a governmental agency, which disclosure cannot be made in confidence, provided that, in such instance, Recipient shall first give to the other party notice of such requirement or request; or

12.3.6 was disclosed pursuant to the order of a court of competent jurisdiction or a lawfully issued subpoena, provided that the Recipient shall take reasonable steps to obtain an agreement or order that, to the greatest extent possible, this Agreement will be applicable to all disclosures under the court order or subpoena.

12.4 Unintentional Disclosure. Notwithstanding anything contained herein to the contrary, in the event that a party is unintentionally exposed to any Confidential Information of the other party, the unintended recipient agrees that it shall not, directly or indirectly, disclose, divulge, reveal, report, use, or transfer such Confidential Information to any person or entity or use such Confidential Information for any purpose whatsoever.

13. ASSIGNMENT.

Licensee shall not sublicense, transfer or assign the Licensed Materials or this Agreement or any portion thereof, or any right or obligation thereunder, unless Licensee has obtained the prior written consent of Licensor, in Licensor’s sole and absolute discretion. Any attempted assignment in violation of this Section 13 shall be void.

14. TERMINATION AND DEFAULT.

14.1 Termination. In the event Licensor terminates this Agreement Licensee shall return the Client Devices and all Licensed Material to the Licensor within five (5) business days. Either party may terminate this Agreement at any time by giving three (3) business day’s written notice to the other party.

14.2 Default. Notwithstanding any other provision of this Agreement, the occurrence of any one or more of the following events shall constitute a non-exclusive Event of Default, (a) any representation or warranty made hereof proves to be knowingly false or erroneous in any material way when made or shall fail to be true and correct in all material respect at any time during the term of this Agreement, or (b) a party’s failure to perform any material obligation (whether or not expressly identified as material) contained in this Agreement.

14.3 Rights upon Default. Upon an Event of Default, the non-defaulting party shall have the right to (a) terminate this Agreement upon written notice, (b) cease providing services, including terminating access to the Client Software, and (c) seek all legal and equitable remedies permitted by applicable law and the terms of this Agreement. To the extent permitted by applicable law, the remedies set forth in this subsection 14.3 shall be cumulative and not exclusive, and may be exercised successively or concurrently.

15. MISCELLANEOUS.

15.1 Covenant not to Employ. During the term of this Agreement, and for a period of one (1) calendar year from the date of its termination, each party agrees that it shall not employ or solicit the employment of any employee of the other party, without the prior, written consent of the employee’s current employer.

15.2 Notices. Any notice, consent or other communication in connection with this Agreement shall be effective on the date sent and shall be delivered by personal service, via facsimile with written confirmation of receipt or by express overnight delivery. Notices should be addressed as indicated at the beginning of this Agreement.

15.3 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision will be deemed modified only to the extent necessary to render that provision valid or excluded from this Agreement, as the situation may require; and this Agreement shall be enforced and construed as if such provision had been included as so modified.

15.4 Fees and Expenses. If either party institutes an action to enforce this Agreement or any of its terms, the prevailing party shall also be entitled to receive all of its costs, expenses and reasonable attorneys’ fees.

15.5 Relationship of the Parties. The relationship of the parties established by this Agreement is solely that of independent contractors, and nothing contained in this Agreement shall be construed to make Licensee (or its agents or employees) the representative, agent, or co-venturer of Licensor for any purpose. No employee, agent or representative of Licensor has the authority to bind Licensor to any oral representation or warranty concerning the Licensed Material. Any written representation or warranty not expressly contained herein shall not be enforceable by Licensee.

15.6 Survival of Provisions. The rights and obligations created under Sections 8 through 14, and all accrued and unpaid obligations arising in this Agreement, shall survive the termination of this Agreement.

15.7 Governing Law. This Agreement and the obligations contained herein shall be governed and construed, performed and enforced in accordance with the applicable laws of the United States of America, State of Florida and the Seminole Tribe of Florida without regard to conflict of law principles.

15.8 Dispute Resolution. In the event of any dispute, controversy, claim, question or difference arising out of or relating to this Agreement or any breach hereof, upon written notice by any party to the others, the dispute, claim, question or difference shall be finally settled by a binding proceeding administered by the Tribal Council of the Seminole Tribe of Florida or as otherwise specifically delegated under the provisions of the Amended Constitution and Bylaws of the Tribe. Nothing herein shall be construed as a waiver of the Tribe’s sovereign immunity from any suit in any federal or state court. This agreement is intended to be binding upon the signatories hereto and their successors and assigns.

15.9 Title to Devices. The Devices are provided by PokerTek to Licensee only for the term of this Agreement. The Devices shall remain the sole and exclusive property of PokerTek and shall never become by agreement, act of law, or otherwise, security for any obligation, or property of Licensee. Should Licensee cease doing business for any reason, fail to maintain all required gaming licenses, or in the event of default by Licensee, in addition to any other remedy at law or equity, PokerTek may enter upon the premises of Licensee and retake the Devices. Nothing in this Agreement will be construed as conveying any ownership right, title or interest in or to the Devices of the intellectual and proprietary rights associated therewith. Licensee shall keep the Devices at all times free and clear of any and all claims, liens, levies, processes, security interest and encumbrances, except for any security interest granted to PokerTek by Licensee. The filing of a petition by or against Licensee under any section of the Bankruptcy Act shall constitute a default hereunder and PokerTek may thereafter terminate this Agreement. Licensee shall not interfere with the right to remove the Devices in this event.

15.10 Delays or Omissions. Unless specifically limited by the particular provision giving rise thereto, no delay or omission in exercising any right, power or obligation accruing to either party hereunder shall impair any such right, power or obligation; nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default thereto. Any waiver, permit, consent or approval of any kind or character of any breach or default hereunder, or any waiver on the part of either party of any provisions or conditions hereof, must be in writing. All remedies, either hereunder or by applicable law or otherwise afforded to either party, shall be cumulative and not alternative.

15.11 Compliance with Applicable Laws. Without limiting any other provision of this Agreement, Licensee shall be solely responsible for complying with all applicable laws and regulations applicable in any nation, or political subdivision thereof, in which it engages in business thereunder.

15.12 Force Majeure. Neither party shall be liable to the other by reason of any failure of performance hereunder (except obligations to pay) if such failure arises out of causes beyond such party’s reasonable control, despite the reasonable efforts, and without the fault or negligence of such party. A party experiencing such an event shall give as prompt notice as possible under the circumstances.

15.13 Further Assurances. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

15.14 Entire Agreement; Amendment. The Agreement constitutes the complete and exclusive agreement of the parties with respect to the licensing of the Licensed Materials to Licensee, superseding all other communications of any kind by any means between Licensor and Licensee relating to the subject matter of this Agreement. The parties have read this Agreement, and they agree to be bound by its terms. Any amendment or waiver of this Agreement or any exhibit thereto, must be in writing, executed by the parties hereto.

15.15 Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties.

Executed and effective this 1st day of September, 2005.

PokerTek, Inc.:	Seminole Tribe of Florida:

/s/ Lou White	/s/ Brad Buchanan
Signature	Signature

Lou White	Brad Buchanan
Printed Name	Printed Name

President & CEO	Exec.Vice President & CFO, Gaming Administration
Title	Title

September 1, 2005	September 1, 2005
Date	Date